EXHIBIT 5.1

Watson, Farley & Williams (New York) LLP

Our reference: 02375.20103/19075231 v1	100 Park Avenue

New York, New York 10017
Tel (212) 922 2200
Fax (212) 922 1512

Teekay LNG Partners L.P.

TK House, Bayside Executive Park

West Bay Street and Blake Road

Nassau, Commonwealth of the Bahamas

May 4, 2005

Dear Sirs

Teekay LNG Partners L.P. — Rule 462(b) Registration Statement

We have acted as special counsel as to matters of the law of the Republic of The Marshall Islands (“Marshall Islands Law”) for Teekay LNG Partners L.P., a Marshall Islands limited partnership (the “Partnership”), in connection with the preparation of a Registration Statement on Form F-1 (the “Registration Statement”) filed by the Partnership with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Act”), with respect to the issuance and sale by the Partnership of up to an additional 575,000 common units (the “Additional Common Units”) of the Partnership.

In so acting, we have examined originals, or copies, certified to our satisfaction, of (i) the Certificate of Limited Partnership dated November 2, 2004 of the Partnership, (ii) the form of First Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”) of the Partnership, (iii) the Certificate of Formation of Teekay GP L.L.C., a Marshall Islands limited liability company and the general partner (the “General Partner”) of the Partnership, (iv) the form of the Second Amended and Restated Limited Liability Company Agreement of the General Partner (the “General Partner LLC Agreement”), (v) the Registration Statement and the prospectus (the “Prospectus”) included therein, (vi) the form of the underwriting agreement (the “Underwriting Agreement”) among the Partnership, the representatives of the underwriters named therein, Teekay Shipping Corporation, a Marshall Islands corporation, the General Partner and Teekay LNG Operating L.L.C., a Marshall Islands limited liability company, relating to the issuance and sale of the Common Units, and (vii) originals, or copies certified to our satisfaction, of all such records of the Partnership, agreements and other documents, certificates of public officials, officers and representatives of the Partnership, the General Partner and other appropriate persons, and such other documents as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examinations, we have assumed without independent investigation, (a) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or facsimile copies, and the authenticity of the originals of such copies and (b) the accuracy of the factual representations made to us by officers and other representatives of the Partnership and the General Partner, whether evidenced by certificates or otherwise.

This opinion is limited to Marshall Islands Law and is as of the effective date of the Registration Statement.

Based on the foregoing and having regard to legal considerations which we deem relevant, we are of the opinion that, upon due execution and delivery of the Partnership Agreement, the General Partner LLC Agreement and the Underwriting Agreement by the parties thereto substantially in the forms examined by us, when the Additional Common Units are issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, the Registration Statement and Prospectus, and the Partnership Agreement, the Additional Common Units will be duly authorized, validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Prospectus. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Yours faithfully

/s/ Watson, Farley & Williams (New York) LLP